                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*


                          Potters Financial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  73814 0 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

 CUSIP NO. 738140-10-2

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     | William G. Billingsley                                                                            |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | United States                                                                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  49,690                                                         |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |   2,000                                                         |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  48,690                                                         |
|                               |-------|-----------------------------------------------------------------|
|             PERSON            |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|              WITH             |       |   2,000                                                         |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 51,690                                                                                            |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 5.5%                                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

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Item 1(a).          Name of Issuer:
----------

                    Potters Financial Corporation

Item 1(b).          Address of Issuer's Principal Executive Offices:
----------

                    519 Broadway
                    East Liverpool, Ohio  43920

Item 2(a).          Name of Person Filing:
----------

                    William G. Billingsley

Item 2(b).          Address of Principal Business Office or, if none,
----------          Residence:

                    1110 Dairy Lane

                    East Liverpool, Ohio 43920

Item 2(c).          Citizenship:
----------

                    United States

Item 2(d).          Title and Class of Securities:
----------

                    Common Stock

Item 2(e).          CUSIP Number
----------

                    73814 0 10 2

Item 3.             If this statement is filed pursuant to Rules 13d-1(b), or
-------             13d-2(b) or (c), check whether the person filing is a:

                    (a)  [ ]  Broker or Dealer registered under Section 15 of
                              the Act (15 U.S.C. 78o).

                    (b)  [ ]  Bank as defined in section 3(a)(16) of the Act
                              (15 U.S.C. 78c).

                    (c)  [ ]  Insurance Company as defined in section 3(a)(19)
                              of the Act (15 U.S.C. 78c).

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                    (d)  [ ]  Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    (e)  [ ]  An investment advisor in accordance with Section
                              240.13d-1(b)(1)(ii)(E).

                    (f)  [ ]  An employee benefit plan or endowment fund in
                              accordance with Section 240.13d-1(b)(1)(ii)(F).

                    (g)  [ ]  A parent holding company or control person in
                              accordance with Section 240.13d-1(b)(1)(ii)(G).

                    (h)  [ ]  A savings association as defined in Section 13(b)
                              of the Federal Deposit Insurance Act (12 U.S.C.
                              1813).

                    (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                    (j)  [ ]  A group, in accordance with Section
                              240.13d-1(b)(1)(ii)(J).

Item 4.             Ownership:
-------

                    (a)     Amount Beneficially Owned:

                            51,690

                    (b)     Percent of Class:

                            5.5%

                    (c)     Number of shares as to which such person has:

                            (i)   sole power to vote or to direct the vote:
                                                                          49,690

                            (ii)  shared power to vote or to direct the vote:
                                                                           2,000

                            (iii) sole power to dispose or to direct the
                                  disposition of:                         48,690

                            (iv)  shared power to dispose or to direct the
                                  disposition of:                          2,000

Item 5.             Ownership of Five Percent or Less of a Class:
-------
                    Inapplicable

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Item 6.             Ownership of More Than Five Percent on Behalf of Another
-------             Person:

                    Inapplicable

Item 7.             Identification and Classification of the Subsidiary Which
-------             Acquired the Security Being Reported on by the Parent
                    Holding Company:

                    Inapplicable


Item 8.             Identification and Classification of Members of the Group:
-------
                    Inapplicable


Item 9.             Notice of Dissolution of Group:
-------
                    Inapplicable


Item 10.            Certification:
--------

                    Inapplicable

Signature:

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 27, 1999                              /s/ William G. Billingsley
-------------------------------              -------------------------------
Date                                              William G. Billingsley

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